Exhibit 99.1

CHERRY HILL MORTGAGE INVESTMENT CORPORATION
ANNOUNCES FIRST QUARTER 2021 RESULTS

FARMINGDALE, NJ – May 10, 2021 — Cherry Hill Mortgage Investment Corporation (NYSE: CHMI) (“Cherry Hill” or the “Company”) today reported results for the first quarter 2021.

First Quarter 2021 Highlights

•	GAAP net income applicable to common stockholders of $18.3 million, or $1.07 per share

•	Core earnings attributable to common stockholders of $3.5 million, or $0.21 per share

•	Common book value per share of $10.83 at March 31, 2021

•	Declared regular common dividend of $0.27 per share, annualized common dividend yield at market close was 10.6% at May 7, 2021

•	Aggregate portfolio leverage stood at 3.4x at March 31, 2021

•	As of March 31, 2021, the Company had unrestricted cash of approximately $62 million

“During the first quarter, we maintained our enhanced cash position and continued to reposition our portfolio,” said Jay Lown, President and Chief Executive Officer of Cherry Hill Mortgage Investment Corporation. “While elevated prepayment speeds impacted our portfolio, we are well positioned to benefit from a rising rate environment.”

Operating Results

Cherry Hill reported GAAP net income applicable to common stockholders for the first quarter of 2021 of $18.3 million, or $1.07 per basic and diluted weighted average common share outstanding. Reported GAAP net income was determined based primarily on the following: $5.9 million of net interest income, $10.5 million of net servicing income, a net realized gain of $2.1 million on RMBS, a net realized loss of $4.7 million on derivatives, a minimal net realized gain on acquired assets, a net unrealized loss of $8.1 million on derivatives, a net unrealized gain of $22.5 million on Servicing Related Assets, and general and administrative expenses and management fees paid to Cherry Hill’s external manager in the aggregate amount of $3.4 million.

Core earnings attributable to common stockholders for the first quarter of 2021 were $3.5 million, or $0.21 per basic and diluted weighted average common share outstanding. For a reconciliation of GAAP net income to non-GAAP core earnings, please refer to the reconciliation table accompanying this release.

	Three Months Ended March 31,
	2021	2020
	(unaudited)	(unaudited)
Income
Interest income	$5,985	$20,249
Interest expense	112	12,291
Net interest income	5,873	7,958
Servicing fee income	13,540	19,519
Servicing costs	3,082	5,840
Net servicing income	10,458	13,679
Other income (loss)
Realized gain (loss) on RMBS, available-for-sale, net	2,094	(17,543)
Realized loss on derivatives, net	(4,741)	(18,756)
Realized gain on acquired assets, net	5	46
Unrealized gain (loss) on derivatives, net	(8,059)	52,200
Unrealized gain (loss) on investments in Servicing Related Assets	22,464	(93,853)
Total Income (Loss)	28,094	(56,269)
Expenses
General and administrative expense	1,442	2,756
Management fee to affiliate	1,961	1,965
Total Expenses	3,403	4,721
Income (Loss) Before Income Taxes	24,691	(60,990)
Provision for (Benefit from) corporate business taxes	3,463	(12,154)
Net Income (Loss)	21,228	(48,836)
Net (income) loss allocated to noncontrolling interests in Operating Partnership	(434)	910
Dividends on preferred stock	2,463	2,459
Net Income (Loss) Applicable to Common Stockholders	$18,331	$(50,385)
Net Income (Loss) Per Share of Common Stock
Basic	$1.07	$(3.03)
Diluted	$1.07	$(3.03)
Weighted Average Number of Shares of Common Stock Outstanding
Basic	17,065,735	16,611,440
Diluted	17,087,959	16,624,229

Dollar amounts in thousands, except per share amounts. Certain prior period amounts have been reclassified to conform to current period presentation.

Net unrealized loss on the Company’s RMBS portfolio for the first quarter 2021 was approximately $19.3 million.

	Three Months Ended March 31,
	2021	2020
	(unaudited)	(unaudited)
Net Income (Loss)	$21,228	$(48,836)
Other comprehensive income (loss):
Net unrealized loss on RMBS	(17,255)	(25,174)
Reclassification of net realized gain (loss) on RMBS included in earnings	(2,094)	17,543
Other comprehensive loss	(19,349)	(7,631)
Comprehensive income (loss)	$1,879	$(56,467)
Comprehensive income (loss) attributable to noncontrolling interests in Operating Partnership	38	(1,052)
Dividends on preferred stock	2,463	2,459
Comprehensive loss attributable to common stockholders	$(622)	$(57,874)

Dollar amounts in thousands. Certain prior period amounts have been reclassified to conform to current period presentation.

Portfolio Highlights for the Quarter Ended March 31, 2021

The Company realized servicing fee income of $13.5 million, interest income of $6.0 million and other income of $11.8 million, primarily related to unrealized gains on investments in Servicing Related Assets, as well as realized gains on RMBS, partially offset by realized and unrealized losses in derivatives. The unpaid principal balance for the MSR portfolio stood at $21.7 billion as of March 31, 2021 and the carrying value of the MSR portfolio ended the quarter at $217.2 million.  Net interest spread for the RMBS portfolio stood at 1.57% and the debt-to-equity ratio on the aggregate portfolio ended the quarter at 3.4x.

The RMBS portfolio had a book and carrying value of approximately $1.0 billion at quarter-end March 31, 2021.  The portfolio had a weighted average coupon of 3.17% and weighted average maturity of 28 years.

In order to mitigate duration risk and interest rate risk associated with the Company’s RMBS and MSRs, Cherry Hill used interest rate swaps, swaptions, TBAs and Treasury futures.  At quarter end March 31, 2021, the Company held interest rate swaps with a notional amount of $1.5 billion, swaptions with a notional amount of $50.0 million, TBAs with a notional amount of $342.0 million, Treasury futures with a notional amount of $67.0 million, and options on Treasury futures with a notional amount of $80.0 million.

As of March 31, 2021, Cherry Hill’s GAAP book value was $10.83 per diluted share, net of the first quarter dividend.

Dividends

On March 4, 2021, the Board of Directors declared a quarterly dividend of $0.27 per share of common stock for the first quarter of 2021. The dividend was paid in cash on April 27, 2021 to common stockholders of record as of the close of business on March 31, 2021. Additionally, the Board of Directors declared a dividend of $0.5125 per share on the Company’s 8.20% Series A Cumulative Redeemable Preferred Stock and $0.515625 per share on the Company’s 8.250% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock for the first quarter of 2021. The dividends were paid in cash on April 15, 2021 to Series A and B Preferred stockholders of record as of the close of business on March 31, 2021.

Core Earnings

Core earnings is a non-GAAP financial measure and is currently defined by the Company as GAAP net income (loss), excluding realized gain (loss) on RMBS, realized and unrealized gain (loss) on investments in MSRs (net of any estimated MSR amortization), realized and unrealized gain (loss) on derivatives and realized (gain) loss on acquired assets. Core earnings is adjusted to exclude outstanding LTIP-OP Units in our Operating Partnership and dividends paid on preferred stock. MSR amortization refers to the portion of the change in fair value of the MSRs that is primarily due to the realization of cashflows or runoff and includes an adjustment for any gain or loss on the capital used to purchase the MSR. Additionally, core earnings excludes any tax (benefit) expense on realized and unrealized gain (loss) on MSRs. Core earnings are provided for purposes of potential comparability to other issuers that invest in residential mortgage-related assets. The Company believes providing investors with core earnings, in addition to related GAAP financial measures, may provide investors some insight into the Company’s ongoing operational performance. However, the concept of core earnings does have significant limitations, including the exclusion of realized and unrealized gains (losses), and given the apparent lack of a consistent methodology among issuers for defining core earnings, it may not be comparable to similarly-titled measures of other issuers, which define core earnings differently from the Company and each other. As a result, core earnings should not be considered a substitute for the Company’s GAAP net income (loss) or as a measure of the Company’s liquidity.

The following table provides a reconciliation of net income (loss) to core earnings for the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31,
	2021	2020
	(unaudited)	(unaudited)
Net Income (Loss)	$21,228	$(48,836)
Realized loss (gain) on RMBS, net	(2,094)	17,543
Realized loss on derivatives, net	4,741	18,756
Realized gain on acquired assets, net	(5)	(46)
Unrealized loss (gain) on derivatives, net	8,059	(52,200)
Unrealized loss (gain) on investments in MSRs, net of estimated MSR amortization	(30,059)	86,763
Tax (benefit) expense on realized and unrealized (loss) gain on MSRs	4,229	(11,550)
Total core earnings:	$6,099	$10,430
Core earnings attributable to noncontrolling interests in Operating Partnership	(125)	(194)
Dividends on preferred stock	2,463	2,459
Core Earnings Attributable to Common Stockholders	$3,511	$7,777
Core Earnings Attributable to Common Stockholders, per Diluted Share	$0.21	$0.47
GAAP Net Income (Loss) Per Share of Common Stock, per Diluted Share	$1.07	$(3.03)

Dollar amounts in thousands, except per share amounts. Certain prior period amounts have been reclassified to conform to current period presentation.

 Additional Information

Additional information regarding Cherry Hill’s financial condition and results of operations can be found in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 filed with the Securities and Exchange Commission on May 10, 2021.  In addition, an investor presentation with supplemental information regarding Cherry Hill, its business and its financial condition as of March 31, 2021 and its results of operations for the first quarter 2021 has been posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. Cherry Hill will discuss the investor presentation on the conference call referenced below.

Webcast and Conference Call

 The Company’s management will host a conference call today at 5:00 P.M. Eastern Time. A copy of this earnings release and the investor presentation referenced above will be posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. All interested parties are welcome to participate on the live call. A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.chmireit.com. Please allow extra time prior to the call to visit the site and download any necessary software required to listen to the webcast.

The conference call may be accessed by dialing 1-877-407-9716 (from within the U.S.) or 1-201-493-6779 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Cherry Hill First Quarter 2021 Earnings Call.”

A telephonic replay of the conference call will also be available two hours following the completion of the call through 11:59 P.M. Eastern Time on June 10, 2021 by dialing 1-844-512-2921 (from within the U.S.) or 1-412-317-6671 (from outside of the U.S.); please enter replay pin number “13719069.”

About Cherry Hill Mortgage Investment Corporation

Cherry Hill Mortgage Investment Corporation is a real estate finance company that acquires, invests in and manages residential mortgage assets in the United States.  For additional information, visit www.chmireit.com.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including, among others, statements relating to the Company’s long-term growth opportunities and strategies, expand its market opportunities and create its own Excess MSRs and its ability to generate sustainable and attractive risk-adjusted returns for stockholders. These forward looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and other documents filed by the Company with the Securities and Exchange Commission.

Contact:

Cherry Hill Mortgage Investment Corporation
Investor Relations
(877) 870-7005
InvestorRelations@chmireit.com